As filed with the Securities and Exchange Commission on June 3, 1996 Registration No. 333-3792
===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                               AMENDMENT NO.1 TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                             ------------------
                                 CHATCOM, INC.
              (Exact name of registrant as specified in charter)

     California                                       95-3746596
(State or other jurisdiction of                       (I.R.S. Employer
incorporation or organization)                        Identification No.)

                         9600 Topanga Canyon Boulevard
                         Chatsworth, California 91311
                                (818) 709-1778
   (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                        James B. Mariner, President and
                            Chief Executive Officer
                                 ChatCom, Inc.
                         9600 Topanga Canyon Boulevard
                         Chatsworth, California 91311
                                (818) 709-1778
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 With copy to:
                          Sanford J. Hillsberg, Esq.
                     Troy & Gould Professional Corporation
                      1801 Century Park East, Suite 1600
                         Los Angeles, California 90067
                                (310) 553-4441

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.   [_]



     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

=======================================================================================================
                                                Proposed Maximum     Proposed Maximum        Amount of
Title of Each Class of         Amount to be      Offering Price         Aggregate          Registration
Security to be Registered       Registered        Per Share           Offering Price            Fee
- -------------------------------------------------------------------------------------------------------
Common Stock                    2,000,000           $2.02              $4,040,000(1)         $1,394(2)

Common Stock                    2,000,000           $2.25              $4,500,000(3)         $1,552
=======================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c), and based on the last sale price on April 15, 1996 as reported on NASDAQ.

(2)  Previously paid.

(3) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c), and based on the last sale price on May 28, 1996 as reported on NASDAQ.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

===============================================================================

- -------------------------------------------------------------------------------
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
- --------------------------------------------------------------------------------


                   Subject to Completion, Dated June 3, 1996
PROSPECTUS

                                 CHATCOM, INC.


                       4,000,000 Shares of Common Stock

     This Prospectus relates to the offer by certain securityholders (collectively, the "Selling Securityholders") for sale from time to time of up to 4,000,000 shares (the "Shares") of Common Stock, no par value (the "Common Stock"), of ChatCom, Inc., a California corporation (the "Company").


     The Shares represent shares of Common Stock issuable upon the conversion or redemption of 75 shares of outstanding 6% Series B Convertible Preferred Stock, $20,000 stated value per share, of the Company (the "Series B Preferred Stock"), 75 shares of outstanding 6% Series C Convertible Preferred Stock, $20,000 stated value per share, of the Company (the "Series C Preferred Stock"), together with any accrued but unpaid dividends on the Series B Preferred Stock and the Series C Preferred Stock (collectively the "Preferred Stock") that the Company may pay in Shares in lieu of cash upon conversion or redemption of the Preferred Stock (the "Conversion Dividends"). The actual number of Shares into which the Preferred Stock and the Conversion Dividends are convertible is variable, with the conversion value of the Shares being equal to the lesser of (a) the Market Price (as hereinafter defined) of the Common Stock on the respective dates of issuance of the Preferred Stock, or (b) 75% of the Market Price of the Common Stock on the respective dates of conversion or redemption of the Preferred Stock. The Market Price of the Common Stock is equal to the average closing bid price of the Common Stock for the five trading day period immediately preceding the applicable date of issuance, conversion or redemption. Assuming the Market Price of the Common Stock at the times of issuance of all of the shares of Preferred Stock is less than 75% of the Market Price of the Common Stock at the time of conversion or redemption of all the shares of Preferred Stock, the total number of Shares issuable to the holders of the Preferred Stock (excluding any Shares that may be issued to pay Conversion Dividends) and that may be offered by the Selling Securityholders pursuant to this Prospectus would be 1,485,634 Shares.

     The Selling Securityholders may sell, directly or through brokers, all or a portion of the Shares issuable upon conversion or redemption of the Preferred Stock in negotiated transactions or in one or more transactions in The Nasdaq Stock Market or otherwise at prices and terms prevailing at the time of sale. The Company has agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Company will not receive any proceeds from the sale of any of the securities offered hereby. See "Use of Proceeds."


     The Common Stock is traded on The Nasdaq Stock Market, listed under SmallCap issues and quoted under the symbol "CHAT." As of May 28, 1996, the last sale price for the Common Stock as quoted by The Nasdaq Stock Market, Inc. was $2.25 per share.

               SEE "RISK FACTORS" ON PAGE 4 FOR A DISCUSSION OF
            MATERIAL RISK FACTORS ASSOCIATED WITH A PURCHASE OF THE
                            SHARES OFFERED HEREBY.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------
              The date of this Prospectus is              , 1996.
                                             -------------

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy or other information statements with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, as well as at the following regional offices: Seven World Trade Center, New York, New York 10048, and Northwestern Atrium Center, 500 W. Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W. Washington, D.C. 20549, at prescribed rates. The Common Stock is traded on The Nasdaq Stock Market, and the Company's reports, proxy or information statements, and other information filed with The Nasdaq Stock Market may be inspected at the offices of The Nasdaq Stock Market, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

     Additional information regarding the Company and the Shares offered hereby is contained in the Registration Statement on Form S-3 of which this Prospectus is a part, and the exhibits and amendments thereto (the "Registration Statement"), filed with the Commission under the Securities Act. For further information pertaining to the Company and the Shares, reference is made to the Registration Statement and the exhibits thereto, which may be inspected without charge at, and copies thereof may be obtained at prescribed rates from, the Commission's public reference facilities at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Statements contained herein concerning the provisions of any document are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit or schedule to the Registration Statement. Each such statement is qualified in its entirety by reference to the copy of the applicable documents filed with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The following documents filed by the Company with the Commission under the Exchange Act are incorporated in this Prospectus by reference: (a) the Company's Annual Report on Form 10-KSB for the year ended March 31, 1995, filed on June 29, 1995, as amended by Form 10-KSB/A filed on September 14, 1995, Form 10-KSB/A-2 filed on November 17, 1995, and Form 10-KSB/A-3 filed on February 2, 1996, (b) the Company's quarterly report on Form 10-QSB for the fiscal quarter ended June 30, 1995, filed on August 10, 1995, as amended by Form 10-QSB/A filed on November 17, 1995, (c) the Company's quarterly report on Form 10-QSB for the fiscal quarter ended September 30, 1995, filed on November 15, 1995, as amended by Form 10-QSB/A filed on February 2, 1996, (d) the Company's quarterly report on Form 10-QSB for the fiscal quarter ended December 31, 1995, filed on February 13, 1996, (e) the Company's current report on Form 8-K dated November 21, 1995, filed on December 7, 1995, (f) the Company's amended quarterly report on Form 10-QSB/A for the fiscal quarter ended September 30, 1994, filed on November 17, 1995, (g) the Company's amended quarterly report on Form 10-QSB/A for the fiscal quarter ended December 31, 1994, filed on November 17, 1995, (h) the Company's proxy statement furnished in connection with its Annual Meeting of Shareholders on February 8, 1996, filed on January 2, 1996, (i) the Company's current report on Form 8-K dated January 12, 1996, filed on January 26, 1996, (j) the Company's current report on Form 8-K dated February 5, 1996, filed on February 7, 1996,
(k) the Company's current report on Form 8-K dated February 8, 1996, filed on February 20, 1996, (l) the Company's current report on Form 8-K dated March 6, 1996, filed on March 12, 1996, (m) the Company's current report on Form 8-K dated May 2, 1996, filed on May 28, 1996, and (n) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 10 filed on January 22, 1993 with the Commission under the Exchange Act including any amendment or report subsequently filed by the Company for the purpose of updating that description.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the date of filing such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge, to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated by reference (other than exhibits to such documents that are not specifically incorporated by reference in such documents). Requests for such copies should be directed to Edith DeJan, Investor Relations, ChatCom, Inc., 9600 Topanga Canyon Boulevard, Chatsworth, California 91311 (telephone: (818) 709-1778).

                              PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the financial statements and notes thereto incorporated herein by reference. The purchase of the Common Stock offered hereby involves certain material risks. Prospective purchasers should carefully consider the factors discussed under "Risk Factors."

                                 The Offering


Common Stock offered hereby . . . . . . . . . . . . . 4,000,000 shares (1)

Common Stock outstanding after the offering. . . . . 11,566,629 shares (2)

(1) Represents Shares of Common Stock issuable upon the conversion or redemption of 75 shares of the outstanding Series B Preferred Stock, 75 shares of the outstanding Series C Prederred Stock and Conversion Dividends. The actual number of Shares into which the Preferred Stock and the Conversion Dividends are convertible is variable, with the conversion value of the Shares being equal to the lesser of (a) the Market Price (as hereinafter defined) of the Common Stock on the respective dates of issuance of the Preferred Stock, or (b) 75% of the Market Price of the Common Stock on the respective dates of conversion or redemption of the Preferred Stock. The Market Price of the Common Stock is equal to the average closing bid price of the Common Stock for the five trading day period immediately preceding the applicable date of issuance, conversion or redemption. Assuming the Market Price of the Common Stock at the times of issuance of all of the shares of Preferred Stock is less than 75% of the Market Price of the Common Stock at the times of conversion or redemption of all the shares of Preferred Stock, the total number of Shares issuable to the holders of the Preferred Stock (excluding any Shares that may be issued to pay Conversion Dividends) and that may be offered by the Selling Securityholders pursuant to this Prospectus would be 1,485,634 Shares.


(2) Excludes (i) 1,955,350 shares reserved for issuance upon exercise of options granted pursuant to employment agreements, consulting agreements, loan guarantee agreements, the 1985 Stock Option Plan and the 1994 Stock Option Plan, (ii) 2,760,000 shares reserved for issuance upon the exercise of warrants, and (iii) 1,029,650 shares reserved for future grants of stock options pursuant to the 1994 Stock Option Plan.

                                  THE COMPANY

     ChatCom, Inc. (formerly Astro Sciences Corporation), a California corporation (the "Company"), originally was formed as a subsidiary of Transworld Services, Inc. in 1982, which subsequently became Raycomm Transworld Industries, Inc. as the result of a merger. In June 1987, the Company's stock was distributed as a dividend to the parent company's shareholders and the Company became a publicly owned corporation.

     The Company is a manufacturer of communications products for the Local Area Network ("LAN") and Wide Area Network ("WAN") industries. Historically the Company has focused on the remote access communications niche market within the networking industry. Recently, however, the Company has developed products that may also be used in the larger network server market.

     The Company markets its products through a network of Value Added Resellers ("VARs"). The VARs are typically systems integrators that interface directly with the end-user to determine their remote communications needs and to design the configuration of products necessary to meet those needs.

     The Company's efforts are directed at providing integrated solutions for remote network communications. The Company manufactures several products for "remote takeover" solutions (also known as "remote control" solutions) and obtains remote node solutions through an agreement with another company. The Company's remote takeover products, which are its primary product line, are marketed under the name ChatterBox(TM). These products are integrated hardware and software solutions that allow many remotely located users to simultaneously access a Local Area Network's resources. Each remote user is provided with the same data and computational abilities as if they were physically at the network site. Under the remote takeover scenario, the remote user actually takes over a processing unit residing in the ChatterBox(TM) at the network site.

     The Company also produces gateways, which are software intensive products that enable a multitude of simultaneous users (up to 128) to initiate outbound communications to other networks and systems over a sharable set of telephone lines or data lines.

     The Company's principal executive offices and manufacturing facility are located at 9600 Topanga Canyon Boulevard, Chatsworth, California, 91311. The Company's telephone number is (818) 709-1778.

                                 RISK FACTORS

     THE SHARES OF COMMON STOCK OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK, INCLUDING, BUT NOT NECESSARILY LIMITED TO, THE RISK FACTORS DESCRIBED BELOW. EACH PROSPECTIVE INVESTOR SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS INHERENT IN AND AFFECTING THE BUSINESS OF THE COMPANY AND THIS OFFERING BEFORE MAKING AN INVESTMENT DECISION.

ABILITY TO CONTINUE AS A GOING CONCERN
- --------------------------------------

     The Company has previously relied to a significant extent on its asset-based line of credit for liquidity. The financing agreement for this credit facility contained certain financial covenants that required the maintenance by the Company of specified earnings levels and certain financial ratios. As of September 30, 1995, the Company failed to comply with the covenant concerning the maintenance of earnings due to the recording of a net loss for the quarter ended September 30, 1995 (see Risk Factors - Prior Operating Losses; Fluctuations in Operating Results). Due to the Company's failure to comply with that covenant, the Company was in default under the financing agreement and the lender had the right to refuse further advances on the line of credit, demand immediate payment of any amounts outstanding under the line of credit and foreclose on the assets that secure the line of credit, which constitute substantially all of the assets of the Company. In December, 1995, the lender waived compliance with the maintenance of earnings covenant for the quarter ended September 30, 1995, upon the Company's securing of the agreement with additional collateral in the form of a $500,000 irrevocable letter of credit. The Company reported a net loss for the quarter ended December 31, 1995, which again caused the Company to be out of compliance with the maintenance of earnings covenant. In March 1996, the lender agreed to waive compliance with that covenant in connection with the Company agreeing to repay all amounts previously advanced under the financing agreement by April 25, 1996. As a result of the Company's default under its line of credit agreement described above, the Company's net losses in recent periods and the Company's negative cash flow from operating activities in recent periods, the Company's independent auditors have included in their report on the Company's March 31, 1995 financial statements an explanatory paragraph regarding the ability of the Company to continue as a going concern. The Company sold 75 shares of the Series B Preferred Stock in March 1996 and 75 shares of the Series C Preferred Stock in May 1996, which generated total net offering proceeds for the Company after offering expenses of approximately $2,630,000. The Company used approximately $970,000 of those proceeds to repay all amounts owing under the line of credit, which was terminated in May 1996.

LIQUIDITY
- ---------

     The Company previously relied upon a line of credit financing arrangement for working capital to support its operations. The amount of borrowing that was available under the Company's line of credit agreement was dependent upon the Company's accounts receivable balances, the nature of the accounts receivable balances, and the amounts outstanding under the line of credit. The Company's maximum borrowing capacity under the line of credit was $3,500,000. Accordingly, the Company was able to finance revenue growth as the available borrowings generally increased with the increase of accounts receivable balances that accompany such growth. However, the Company repaid all amounts owing under the line of credit in May 1996. The Company has not replaced this line of credit with another line of credit financing facility and has no immediate plans to do so. The Company intends to meet its short-term working capital needs with the remaining proceeds from a private placement of equity securities that it completed May, 1996. The Company has incurred operating losses in each of its last three fiscal quarters. Should the Company continue to experience operating losses in the future which results in a significant utilization of liquid resources, the Company's liquidity and its ability to sustain operations at current levels could be materially, adversely affected. Should the Company experience significant growth in revenues that requires the utilization of significant liquid resources for the financing of increased accounts receivable and inventory balances, the Company may seek a new line of credit financing agreement to assist in meeting such cash requirements. There can be no assurance that the Company will be able to secure such an agreement when desired, and failure to obtain such an agreement would be likely to have a materially adverse effect upon the Company's liquidity.

     The Company may seek additional public or private financing to meet its longer term capital needs if market conditions are favorable. If additional funds are raised through the issuance of equity securities, it is likely that the Company will be required to sell such securities at a substantial discount to the current market price for the Company's Common Stock, the percentage ownership of the then current shareholders of the Company will be reduced, and such equity securities may have rights, preferences or privileges senior to those of the holders of the Company's Common Stock. No assurance can be given that additional financing will be available or that, if available, it will be available on terms favorable to the Company or its shareholders. Any increase in the outstanding number of shares of Common Stock or options and warrants may have an adverse effect on the market price of the Common Stock and may hinder efforts to arrange future financing. If adequate funds are not available to satisfy capital requirements, the Company may be required to curtail its operations significantly or to obtain funds through arrangements with strategic partners or others that may require the Company to relinquish material rights to certain of its technologies or potential markets.

PRIOR OPERATING LOSSES; FLUCTUATIONS IN OPERATING RESULTS
- ---------------------------------------------------------

     The Company has reported net losses of $1,927,696 and $291,622 for the fiscal years ended March 31, 1995 and 1994, respectively, due to increases in operating expenses that exceeded the growth rate of revenues and gross profit and due to a non-cash compensation expense of $948,600 recorded in the fiscal year ended March 31, 1995 relating to the extension of the exercise terms of certain non-qualified stock options. Additionally, the Company experienced a loss of $618,911 in the nine months ended December 31, 1995, and anticipates reporting an operating loss of approximately $1,250,000 to $1,500,000 for the three months ended March 31, 1996. There can be no assurance that the Company's operations will be profitable in the future.

     The Company's reported results of operations are subject to considerable fluctuations due to changes in demand for the Company's products and other factors, and there can be no assurance that the Company will be profitable in any particular period. Demand for the Company's products in each of the markets it serves can vary significantly from quarter to quarter due to revisions in budgets or schedules for customer projects requiring the Company's products, changes in demand for systems that incorporate the Company's products, general business and economic factors and other factors beyond the control of the Company.

DEPENDENCE ON NEW PRODUCT DEVELOPMENT
- -------------------------------------

     The markets served by the Company are characterized by rapid technological advances, downward price pressure in the marketplace as technologies mature, changes in customer requirements, frequent new product introductions and enhancements and price erosion. The Company's business requires substantial ongoing research and development efforts and expenditures, and its future success will depend on its ability to enhance its current products, reduce product costs and develop and introduce new products that both keep pace with technological developments in response to evolving customer requirements and that also achieve market acceptance.

     The remote access product market in particular is characterized by the continuing advancement of technology, including technologies relating to the increased efficiency of remote data transmission and the speed and efficiency of microprocessors. The Company's strategy is to update its products to accommodate new technologies; however, there can be no assurance that the new technologies will not render the Company's products obsolete. Management believes the Company must continue to respond quickly to the needs of its customers for broad product functionality and to advances in hardware, emerging technologies such as ISDN (Integrated Services Digital Network), Frame Relay and ATM (Asynchronous Transfer Mode), operating system software and application software. There can be no assurance that the Company will be able to respond effectively to technological changes or product announcements by its competitors. If the Company is unable, for technological or other reasons, to develop and introduce products and applications in a timely manner in response to changing market conditions or customer requirements, the Company's operating results and financial condition could be materially, adversely affected.

     Additionally, the marketability of the Company's products is influenced to a significant degree by the management capabilities and efficiency of proprietary software that is an integral component of the remote access solutions that are offered by the Company. The Company's strategy is to continually update its proprietary remote access management software to increase its capabilities and efficiency as well as to maintain its compatibility with application and operating software and network protocols that proliferate in the marketplace. There can be no assurance that the Company's competitors will not introduce proprietary management software that could render the Company's products obsolete or that the Company will be able to revise its management software so that it is compatible with applications software, operating software and network protocols that may be introduced in the future. If the Company is unable to develop or revise its management software in response to changes in its operating environment or customer requirements, the Company's operating results and financial condition could be materially, adversely affected.

NEED TO MANAGE PRODUCT TRANSITIONS
- ----------------------------------

     The introduction of new and enhanced products requires the Company to manage the transition from older products in order to minimize disruption in customer ordering patterns, avoid excessive levels of older product inventories and ensure that adequate supplies of new products can be delivered to meet customer demand. There can be no assurance that the Company will successfully manage the transition to selling new products as such products are developed and introduced, and the failure to do so could have a materially adverse effect on the Company's operating results and financial condition.

HIGHLY COMPETITIVE ENVIRONMENT
- ------------------------------

     The market for remote access products is highly competitive. The Company competes with traditional vendors of terminal servers, personal computers, modems, remote control software, terminal emulation software and application specific remote access solutions. The Company also competes with suppliers of routers, hubs and other data communication products. In the future, the Company expects competition from companies offering remote access solutions based on emerging technologies such as switched digital telephone services. In addition, the Company may encounter increased competition from operating systems ("OS") and network operating system ("NOS") vendors to the extent such vendors include full remote access capabilities in their products. The Company may also encounter future competition from telephony service providers (such as AT&T or the regional Bell operating companies) that may offer remote access services through their telephone networks.

     The basic method of remote access for a business using the Company's products involves a remote user establishing a connection directly to a remote access server on their company's network. This method of remote access could migrate to one in which the remote user establishes a connection to a public network, such as the Internet, to which the company network is also connected. The development of remote access service offerings from public networks could have a materially adverse effect on the Company's business.

     In July 1995, the Company changed its pricing strategy for commodity-type subassemblies (e.g. disk drives, fax servers, and random access memory) purchased by the Company and incorporated into its products. Sales prices and published list prices on these items were lowered by the Company in order to discourage resellers and end-users from purchasing such products elsewhere and installing them on systems provided by the Company. The installation of components purchased from other vendors into systems sold by the Company had caused compatibility problems in certain cases, potentially impacting the Company's reputation for marketing reliable products. This change in pricing strategy has resulted in lower margins on such subassemblies, which has been partially offset by increases in sales volumes of these products.

     Increased competition could result in price reductions and loss of market share, which would adversely affect the Company's results of operations. Many of the Company's current and potential competitors have greater financial, marketing, technical and other resources than the Company. There can be no assurance that the Company will be able to compete successfully with its existing competitors or any new competitors.

RELIANCE ON REMOTE ACCESS MARKET; EARLY STAGE OF MARKET
- -------------------------------------------------------

     The Company currently devotes a majority of its product development, manufacturing, marketing and sales resources to servicing the remote access market. Although the Company believes that its concentrated focus provides it with certain competitive advantages in the remote access market, this focus may also leave the Company more vulnerable to a decline in the remote access market than companies with more diverse product offerings. In addition, the Company's future financial performance will depend in large part on continued growth of the remote access market, which in turn will depend in part on the number of organizations utilizing remote access products and the number of applications developed for use with those products. There can be no assurance that these markets will continue to grow or that the Company will be able to respond effectively to the evolving requirements of these markets. Any significant decline in, or significant decrease in the growth rate of, the remote access market could have a materially adverse effect on the Company's results of operations and financial condition. Additionally, many of the Company's customers do not yet have a standard remote access solution, and there can be no assurance that the Company's products will be the standard adopted by its customers.

POTENTIAL ADVERSE IMPACT OF PRODUCT RETURNS AND PRICE REDUCTIONS
- ----------------------------------------------------------------

     The Company provides one of its resellers with product return rights for stock balancing and price protection rights and any distributors that the Company may utilize in the future will likely be afforded similar rights. Stock balancing rights permit the reseller to return products to the Company for credit, within specified limits and subject to purchasing an equal amount of other Company products. Price protection rights require that the Company grant retroactive price adjustments for inventories of the Company's products held by that reseller if the Company lowers its price for such products. There can be no assurance that the Company will not experience significant returns or price protection adjustments in the future that could have a materially adverse effect on the Company's operating results and financial condition.

PRODUCT DEFECTS
- ---------------

     New products, when first released by the Company, may contain undetected design faults and software errors, or "bugs" that, despite testing by the Company, are discovered only after a product has been installed and used by customers. There can be no assurance that faults or errors in the Company's existing products or in new products introduced by the Company will not be discovered in the future, causing delays in product introductions and shipments or requiring design modifications that could adversely affect the Company's competitive position and results of operations. In addition, there can be no assurance that new products or product enhancements developed by the Company will achieve market acceptance or, if successful, will not adversely impact the sales of the Company's existing products. On several occasions, the Company has discovered minor design defects in its products that have caused delays in the introduction of products. To date, however, the Company has not experienced any significant problems in this regard and has not recalled products as a result of a product defect.

DEPENDENCE ON KEY PERSONNEL
- ---------------------------

     The Company's future success depends in large part on the continued service of its key marketing, sales and management personnel. The Company is dependent upon its ability to identify, hire, train, retain and motivate high quality personnel, especially highly skilled engineers involved in the ongoing hardware and software development required to refine the existing products to introduce enhancements for future applications and to develop new products. The Company is particularly dependent on the skills and contributions of certain of its management personnel, although the Company does not have any long-term employment agreements with any of these individuals. Competition for personnel in the Company's industry, as well as in the computer hardware and software industry, is characterized by a high level of employee mobility and aggressive recruiting of skilled personnel. There can be no assurance that the Company's current employees will continue to work for the Company or that the Company will be able to obtain the services of additional personnel necessary for the Company's growth.

DEPENDENCE ON TIMELY RECEIPT OF ACCEPTABLE COMPONENTS
- -----------------------------------------------------

     The Company depends on the timely receipt of non-defective components to meet its manufacturing schedule. The Company's operating results or financial condition could be adversely affected by the receipt of a significant number of defective components or a delay in component delivery, an increase in component prices or the inability of the Company to obtain lower component prices in response to competitive pressures on the pricing of the Company's products.

RELIANCE ON CERTAIN SUPPLIERS
- -----------------------------

     The Company purchases from various independent suppliers numerous parts, supplies and other components, which the Company assembles into products. Although there are at least dual suppliers for many of such parts, supplies and components, the Company currently relies on single sources of supply for certain parts and components, and the Company is vulnerable to product changes by and variances in product quality from these suppliers. Although management believes that such changes and quality fluctuations could be accommodated by the Company, they may necessitate changes in the Company's product design or manufacturing methods, and the Company could experience temporary delays or interruptions in supply while such changes are incorporated or a new source of supply is procured. Any future disruptions in supply of suitable parts and components from the Company's principal suppliers could have a materially adverse effect on the Company's operating results and financial condition.

     The Company purchases certain components (the Cirrus VGA integrated circuit, Intel processors, Opti integrated circuits, and Omega power supply modules), which contain technology that is proprietary to its manufacturer and is therefore unavailable from other manufacturers. The Company has no written supply agreements covering any of these components. Although the Company purchases the components manufactured by Cirrus, Intel, and Opti from only a single distributor each, and these components are available through numerous distributors, the Company could experience additional development costs and production delays while developing alternate solutions should any of these manufacturers cease to produce the components.

     The Omega power supply module is purchased directly from Omega Power Systems, Inc. ("Omega") and this module is an integral portion of one of the power supply options offered by the Company. Should Omega cease its production of this component or cease sales of the component to the Company, a total redesign of the particular power supply in which the component is utilized would be required. While the Company's processor units may be sold with other power supply systems, the sales of the affected model, and possibly a portion the Company's sales of other products, would be lost or delayed during the redesign and production start-up period.

     The Company licenses remote access related software from Symantec Corporation ("Symantec") and Triton Technologies, Inc. ("Triton"). Although the software licensed from these suppliers contain proprietary features, other companies offer similar software that is compatible with the Company's products. Accordingly, the Company believes that termination of the Company's ability to license software directly from Symantec or Triton would not have a material adverse effect upon the Company's operations.

     The Company purchases its remote node server from LAN Access, Inc. (a subsidiary of Digi International) pursuant to an Original Equipment Manufacturer ("OEM") agreement. The remote node server has not represented a significant portion of the Company's revenues and the Company believes that it could obtain an OEM agreement for a similar product from another manufacturer, if necessary.

MANAGEMENT OF INVENTORY; RISK OF INVENTORY OBSOLESCENCE
- -------------------------------------------------------

     The marketplace dictates that many of the Company's products be shipped very quickly after an order is received. Since purchased component and manufacturing lead times are typically much longer than the short order fulfillment times allowed by the marketplace, the Company is required to maintain adequate inventories of both components and finished goods, and must accurately forecast demand for finished products. Historically, the Company has been unable to accurately forecast specific future demand, requiring it to maintain relatively large inventory levels, which has had an adverse effect on its financial condition. The relatively high levels of inventories have also contributed to the Company experiencing costs relating to obsolescence of inventories, which has had an adverse effect on the Company's results of operations and financial condition.

     Engineering refinements to the Company's new hardware and software products are relatively common. These changes can result in the disruption of the manufacturing operation and delays in delivery dates. These changes also can cause the finished goods inventory to enjoy a relatively short shelf life or may require the Company to incur additional costs to rework the finished goods or work-in-process inventories that were produced prior to the engineering change. These and other circumstances, including inaccurate forecasts of customer demand, poor availability of purchased components, supplier quality problems, allocation limitations of key components by their manufacturer, carrier strikes or damage to products during manufacture could result in a buildup of excess components of finished goods on the one hand or an inability to deliver product on a timely basis on the other hand, either of which could have a materially adverse effect on the Company's operating results and financial condition.

     The Company has incurred inventory writedowns in the past. While the Company maintains valuation allowances for excess and obsolete inventories, which it believes to be adequate, significant changes in the technology prevailing in the industry could require the Company to record additional valuation reserves. During the fiscal year ended March 31, 1995, and the nine month period ended December 31, 1995, the Company recorded additions to its valuation allowance for obsolete and excess inventories in the amounts of $324,418, and $97,000, respectively, which adversely affected gross profit and net income in the periods in which additional valuation allowances were recorded. The Company believes that its allowance for obsolete and excess inventories that are currently recorded are sufficient to properly state inventories at their net realizable value. The Company does not expect that it will be required to provide material additions to the allowance in excess of its ordinary accrual rate for the fourth quarter of the fiscal year ended March 31, 1996 and during the fiscal year ending March 31, 1997. Material additions to such allowance might be required in the future if market conditions affecting the Company's product sales mix change significantly. Should future writedowns become necessary, such writedowns could have a materially adverse effect on the Company's operating results and financial condition.


DEPENDENCE ON PROPRIETARY TECHNOLOGY
- ------------------------------------

     The Company's future success and competitive position is dependent partly upon its proprietary technology, and the Company relies in part on trademark and copyright law and, to a lesser extent, patent law to protect its intellectual property. There can be no assurance that any patent owned by the Company will not be invalidated, circumvented or challenged, that the rights granted thereunder will provide competitive advantages to the Company or that any of the Company's pending or future patent applications will be issued within the scope of the claims sought by the Company, if at all. Furthermore, there can be no assurance that others will not develop technologies that are similar or superior to the Company's technology, duplicate the Company's technology or design around the patents owned by the Company. In addition, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries. Recently, the Company has been issued two patents for its "Phone Busy Circuit" and "Hardware Remote Reset Circuit." Although products marketed by third parties may infringe on these patents, the Company may not proceed to enjoin the marketing of those products by others in light of technological changes that are on-going and the substantial expense that the Company may be required to incur to enforce these patents with no certainty of success.

POTENTIAL EROSION OF PROFIT MARGINS
- -----------------------------------

     As a result of competitive pressures and technological changes, the sales price of the Company's current products may decrease over time. As markets develop for the Company's products, the Company expects that the average selling price will decrease, which will adversely affect gross profit margins to the extent that such decreases are not offset by new higher-margin products or product cost reductions. In addition, certain of the Company's competitors have significantly greater resources than the Company, and the market for the Company's products is relatively new and undeveloped. There can be no assurance that a competitor will not enter the remote access communications market and devote substantial resources to the introduction of competing products at lower prices, which could require the Company to reduce the price of its products. Such a price reduction could have an adverse effect on the Company's profit margins, and accordingly, on its operating results and financial condition.

DIVIDENDS ON COMMON STOCK UNLIKELY
- ----------------------------------

     The Company has never declared or paid dividends on its Common Stock and does not currently intend to pay dividends in the foreseeable future so that it may reinvest its earnings, if any, in the development of its business. The payment of dividends on its Common Stock in the future will be at the discretion of its Board of Directors.

POSSIBLE DILUTIVE EFFECT OF OUTSTANDING OPTIONS, WARRANTS AND PREFERRED STOCK
- -----------------------------------------------------------------------------

     As of May 25, 1996, there were 4,715,350 shares of Common Stock reserved for issuance upon exercise of stock options and warrants that have been granted or issued. 1,411,350 of the outstanding options and all of the 2,760,000 warrants are currently exercisable at exercise prices ranging from $0.60 to $5.00 per share. An additional 1,029,650 shares of Common Stock are reserved for issuance upon the exercise of options available for future grant under the Company's 1994 Stock Option Plan, and 4,000,000 shares of Common Stock are reserved for issuance upon the conversion or redemption of 150 shares of Preferred Stock outstanding and the Conversion Dividends related thereto. Because the Company anticipates that the trading price of Common Stock at the time of exercise of any such options or warrants will exceed the exercise price, such exercise will have a dilutive effect on the Company's shareholders. As the number of Shares issuable upon the conversion or redemption of the Preferred Stock and Conversion Dividends may increase based on the Market Price of the Common Stock on the date of conversion or redemption, such conversions or redemptions may have a dilutive effect on the Company's shareholders.

MARKET PRICE
- ------------

     The trading price of the Company's Common Stock has from time to time fluctuated widely and in the future may be subject to similar fluctuations in response to quarter-to-quarter variations in the Company's operating results, announcements of innovations or new products by the Company or its competitors, general conditions in the computer or computer networks industries and other events or factors. In addition, in recent years broad stock market indices, in general, and the securities of technology companies, in particular, have experienced substantial price fluctuations. Such broad market fluctuations may adversely affect the future trading price of the Common Stock.

     The registration of the resale of the Shares pursuant to this Prospectus will significantly increase the number of potential registered and free trading shares of the Common Stock of the Company. Sales, or even the possibility of sales, of a substantial number of shares of Common Stock after this offering, or as a part of this offering, could adversely affect the market price of the Company's Common Stock and could impair the Company's ability to raise capital through the sale of equity securities. Upon completion of this offering and assuming that the Preferred Stock and Conversion Dividends are convertible into the entire 4,000,000 Shares offered hereby, the Company will have outstanding 11,566,629 shares of Common Stock, assuming the conversion of all shares of Preferred Stock (16,281,979 shares of Common Stock if all other outstanding options and warrants are also exercised). Of these shares, the 4,000,000 Shares offered hereby will be freely tradeable without restriction or further registration under the Securities Act, 5,365,000 (including 3,230,000 shares underlying outstanding options and warrants) are freely tradeable pursuant to a Registration Statement on Form S-3, which was declared effective on February 5, 1996 and 7,000 shares will be freely tradable without restriction when, in the near future, they will be registered pursuant to a Form S-8 Registration Statement. The Company anticipates filing a Registration Statement on Form S-8 in the near future that will also register 1,436,850 shares of Common Stock underlying outstanding stock options, and 1,044,150 shares of Common Stock underlying stock options that have not yet been granted but have been authorized for grant under the 1994 Stock Option Plan. Subsequent to the effective date of the Registration Statement on Form S-8, such shares will be freely tradeable without restriction upon the exercise of the options covering such shares. Of the outstanding shares of Common Stock described above, and subsequent to this offering, approximately 4,181,000 are "restricted securities" as that term is defined in Rule 144, all of which are eligible for immediate sale pursuant to Rule 144 subject to the timing, volume and manner of sale restrictions of Rule 144.

     The warrants to purchase Common Stock that were issued in conjunction with the Company's 1994 private placement of Common Stock and the Company's 1995 private placement of Common Stock provide the Company the ability to force the exercise of the warrants if the Common Stock underlying the warrants has been registered and if the market price of the Common Stock equals or exceeds a specified level for a period of approximately two weeks. Should these conditions be satisfied and should the Company elect to exercise its right to force the warrants to be exercised, there is a possibility that the warrant holders may sell some or all of the Common Stock that they purchased during the private placements in order to obtain the funds necessary to exercise the warrants. The Company cannot predict what effect, if any, such actions would have on the market price of the Company's Common Stock.

LOSS ON LIQUIDATION AND DISSOLUTION
- -----------------------------------

     In the event of a dissolution and termination of the Company, distribution of the proceeds realized from liquidation will be made according to the relative priority on liquidation of the Company's creditors. The Company's line of credit is secured by the Company's accounts receivable and inventory and, therefore, the lender has a claim to the Company's assets on liquidation, which is prior to that of the shareholders. Additionally, holders of Preferred Stock have a liquidation preference over holders of Common Stock, whereby any proceeds from liquidation or dissolution remaining after repayment of creditors would be used to repay holders of Preferred Stock their entire initial investment plus any unpaid dividends prior to distributing excess proceeds, if any, among holders of Common Stock. Accordingly, the ability of a shareholder to recover all or a portion of his investment under such circumstances will depend on the net amount of funds available after senior creditors and holders of Preferred Stock are satisfied.

                              RECENT DEVELOPMENTS

     On March 5, 1996, James B. Mariner accepted the position of President and Chief Executive Officer of the Company and began serving in that capacity on March 11, 1996. As a portion of Mr. Mariner's compensation, he was granted options to purchase 360,000 shares of Common Stock exercisable at the market price of the Common Stock on March 5, 1996. The options become exercisable in accordance with a variable vesting schedule, the timing of which is contingent upon future performance of the Company.

     In conjunction with the appointment of Mr. Mariner as President and Chief Executive Officer, A. Charles Lubash, the Company's Vice Chairman, and George L. Lazik, the Company's Executive Vice

President, changed their status from full-time executive officers to consultants, and in conjunction therewith the Company recorded a reserve of approximately $300,000 relating to the remaining terms on their executive officer employment agreements.

     In February 1996, the Company and its distributor discontinued their relationship due to changes in the businesses of both companies and changes in the industries which they serve. In conjunction with the termination of the relationship, the Company agreed to accept the return of approximately $120,000 of merchandise which was previously sold to the distributor.

     On February 9, 1996, the Company's name was changed to ChatCom, Inc. from Astro Sciences Corporation, and the Common Stock, which previously traded under the symbol "AOSC," began trading on the Nasdaq Stock Market - SmallCap issues under the symbol "CHAT" on February 23, 1996.

     The Company sold 75 shares of the Series B Preferred Stock in March 1996 and 75 shares of Series C Preferred Stock in May 1996, which generated total net offering proceeds for the Company after offering expenses of approximately $2,630,000. The Company used approximately $970,000 of those proceeds to repay all amounts owing under the line of credit, which was terminated in May 1996.




                                USE OF PROCEEDS

     The Company will not receive any proceeds from this offering of the Shares. The Company will bear all expenses of this offering, estimated to be approximately $60,000.

                            SELLING SECURITYHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of May 21, 1996, with respect to the Selling Securityholders and as adjusted to reflect the sale of Shares offered pursuant to this Prospectus by the Selling Securityholders. All of the outstanding shares of Common Stock are, and the Shares offered through this Prospectus, which are issuable upon the conversion or redemption of the Preferred Stock will be when issued, validly issued, fully paid and non-assessable.

                                           Shares Beneficially Owned                                Shares Beneficially
                                             Prior to Offering (1)                               Owned After Offering (2)
                             -------------------------------------------------------             ---------------------------
                                         Preferred Stock
                             Shares of   Convertible into      Total                  Number
                             Common      Shares Offered     Ownership               of Shares
Name                          Stock        Hereby (3)       and Rights   Percent     Offered      Number       Percent
- ----                          -----      ----------------   ----------   -------    ---------   -----------   ----------

Tail Wind Fund, Ltd.            0             333,333         333,333       4.2%      333,333         0            0%
Julie Nordlicht                 0             666,667         666,667       8.1%      666,667         0            0%
A. Ziskind                      0             666,667         666,667       8.1%      666,667         0            0%
Cassolette, Limited             0             333,333         333,333       4.2%      333,333         0            0%
Legong Investments N.V.         0           1,666,667       1,666,667      18.1%    1,666,667         0            0%
David Freund                    0             333,333         333,333       4.2%      333,333         0            0%

TOTAL                                           4,000,000     4,000,000      34.7%   4,000,000        0            0%

(1) Shares of Common Stock that a person has the right to acquire within 60 days after the date of this Prospectus are deemed to be outstanding in calculating the percentage ownership of the person, but are not deemed to be outstanding as to any other person.

(2) The table assumes that the Selling Securityholders will dispose of all Shares issuable to them upon the conversion or redemption of the Preferred Stock that are being registered for sale by this Prospectus.

(3) The number of Shares issuable to the Selling Securityholders upon conversion or redemption of the Preferred Stock (including any Conversion Dividends) is variable and depends in part upon the Market Price of the Common Stock on the applicable date of conversion or redemption. The table reflects the issuance pro-rata to the Selling Securityholders of the maximum number of Shares covered by this Prospectus, although one or more of the Selling Securityholders may be entitled to receive fewer Shares than indicated in the table (based upon the Market Price of the Common Stock at the time of conversion or redemption of the Preferred Stock) or to receive shares of Common Stock in excess of the Shares shown in the table and covered by the Prospectus in the event the Market Price of the Common Stock at the time of conversion or redemption of the Preferred Stock held by such Selling Securityholder is substantially below the price of the Common Stock on the date of this Prospectus.


                             PLAN OF DISTRIBUTION

     An aggregate of up to 4,000,000 shares of Common Stock may be offered and sold pursuant to this Prospectus by the Selling Securityholders. The Company has agreed to register such shares under the Securities Act and to pay all expenses in connection therewith (other than brokerage commissions and fees and expenses of counsel for the Selling Securityholders). Such shares have been included in the Registration Statement of which this Prospectus forms a part. The Shares offered by the Selling Securityholders may be sold by one or more of the following methods, including without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Securityholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from Selling Securityholders in amounts to be negotiated in connection with the offering of the Shares. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the resale of the Shares by the Selling Securityholders or by such brokers or dealers might be deemed to be underwriting discounts and commissions under the Securities Act. The Company will not pay any commissions or similar remuneration with respect to these securities.

     The Company has agreed to indemnify the Selling Securityholders and such Selling Securityholders have agreed to indemnify the Company against certain liabilities, including liabilities under the Securities Act.

     From time to time this Prospectus will be supplemented and amended as required by the Securities Act. During any time when a supplement or amendment is so required, the Selling Securityholders are to cease sales until the Prospectus has been supplemented or amended. Pursuant to the registration rights granted to the Selling Securityholders, the Company has agreed to update and maintain the effectiveness of this Prospectus until at least May 3, 1999.

     The Company has informed the Selling Securityholders that the anti-manipulation provisions of Rules 10b-6 and 10b-7 under the Exchange Act may apply to their sales of the Shares and has furnished each of the Selling Securityholders with a copy of these rules, as well as a copy of certain interpretations thereof by the Commission. The Company also has advised the Selling Securityholders of the requirement for delivery of this Prospectus in connection with any sale of the Common Stock.

                                 LEGAL MATTERS

     The validity of the Shares of Common Stock offered hereby will be passed upon for the Company by Troy & Gould Professional Corporation, Los Angeles, California.

                                    EXPERTS

     The financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-KSB/A-3 for the year ended March 31, 1995 have been audited by Deloitte & Touche, LLP, independent auditors, as stated in their report which is incorporated herein by reference (which report expresses an unqualified opinion and includes explanatory paragraphs relating to uncertainty concerning the Company's ability to continue as a going concern and a restatement of the financial statements for the year ended March 31, 1995), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     No person has been authorized in connection with the offering made hereby to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Selling Shareholder. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any of the securities offered hereby to any person or by anyone in any jurisdiction in which it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

                 -------------------------------------------

                               TABLE OF CONTENTS


                                         Page

Available Information................      2
Incorporation of Certain Documents
  by Reference.......................      2
Prospectus Summary...................      3
Risk Factors.........................      4
Recent Developments..................     12
Use of Proceeds......................     13
Selling Securityholders..............     13
Plan of Distribution.................     14
Legal Matters........................     14
Experts..............................     15

                 =============================================

                                 CHATCOM, INC.



                          4,000,000 SHARES OF COMMON
                                     STOCK




                                  ----------
                                  PROSPECTUS
                                  ----------







                                           , 1996
                               ------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The Company estimates that expenses in connection with the distribution described in this Registration Statement will be as follows. All amounts shown are payable by the Company and such amounts, with the exception of the Securities and Exchange Commission registration fees, are estimates.


Category of Expenses                                   Amount of Expenses
- --------------------                                   ------------------
SEC Registration Fees                                      $ 3,104
Nasdaq Listing Fees                                        $ 7,500
Legal Fees and Expenses                                    $25,000
Blue Sky Fees and Expenses                                 $10,000
Accounting Fees and Expenses                               $10,000
Printing and Engraving Expenses                            $ 2,500
Miscellaneous                                              $ 1,896
                                                           -------
Total                                                      $60,000
                                                           =======



ITEM 16.  EXHIBITS

     The following exhibits, which are furnished with this Registration Statement or incorporated by reference, are filed as part of this Registration
Statement:

            4(a) Form of Common Stock Certificate, is incorporated by reference to Exhibit 4 (a) to the Company's Registration
                   Statement on Form S-3, filed with the Commission on November
                   21, 1995.

             (b)   Form of Series B Preferred Stock Certificate.*

             (c)   Certificate of Determination and Decrease for Series B
                   Preferred Stock.*

             (d)   Form of Series C Preferred Stock Certificate.

             (e)   Certificate of Determination for Series C Preferred Stock.

            5(a)   Opinion of Troy & Gould Professional Corporation

           23(a)   Consent of Deloitte & Touche, LLP (contained in Part II)

             (b) Consent of Troy & Gould Professional Corporation (contained in Exhibit 5(a)).

           24(a)   Power of Attorney (contained in Part II).*

- -------------------
           * Previously filed

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chatsworth, California on May 31, 1996.

                                          CHATCOM, INC.

                                    By:   /s/ James B. Mariner
                                          -------------------------------------
                                          James B. Mariner, President and Chief
                                          Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                                        Title                             Date

/s/ James B. Mariner                   President, Chief Executive              May 31, 1996
- -----------------------------          Officer
     James B. Mariner                  (Principal Executive Officer)

/s/ Richard F. Gordon, Jr.
- -----------------------------          Chairman of the Board                   May 31, 1996
     Richard F. Gordon, Jr.

/s/ A. Charles Lubash
- -----------------------------          Vice Chairman of the Board              May 31, 1996
     A. Charles Lubash


/s/ George L. Lazik
- -----------------------------          Director                                May 31, 1996
     George L. Lazik

/s/ Gerald R. Sayer
- -----------------------------          Director                                May 31, 1996
     Gerald R. Sayer

             *
- -----------------------------          Director                                May 31, 1996
     James D. Edwards

/s/ Sanford C. Sigoloff
- -----------------------------          Director                                May 31, 1996
     Sanford C. Sigoloff

/s/ Philip B. Smith
- -----------------------------          Director                                May 31, 1996
     Philip B. Smith

/s/ John R. Grady
- -----------------------------          Chief Financial Officer                 May 31, 1996
     John R. Grady                     (Principal Financial
                                       Officer and Principal
                                       Accounting Officer)

* By: /s/ James B. Mariner                                                     May 31, 1996
     ------------------------
     James B. Mariner
     Attorney-in-Fact


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement no. 33-3792 of ChatCom, Inc. (formerly Astro Sciences Corporation) on Form S-3 of our report dated May 26, 1995, except for Note 13 and Note 14, as to which the date is November 2, 1995 (which expresses an unqualified opinion and includes explanatory paragraphs relating to uncertainty concerning the Company's ability to continue as a going concern and a restatement of the financial statements for the year ended March 31, 1995), appearing in the Annual Report on Form 10-KSB/A-3 of Astro Sciences Corporation for the year ended March 31, 1995 and to the reference to us under the heading "Experts" in the Prospectus, which is a part of this Registration Statement.


DELOITTE & TOUCHE, L.L.P.
Los Angeles, California

May 31, 1996

                                 EXHIBIT INDEX


     The following exhibits, which are furnished with this Registration Statement or incorporated by reference, are filed as part of this Registration
Statement:


                                                                         Sequentially
     Exhibit                                                               Numbered
     Number            Exhibit Description                                   Page
     -------     ---------------------------------------------------      ------------

       4(a) Form of Common Stock Certificate, is incorporated by reference to Exhibit 4 (a) to the Company's
                 Registration Statement on Form S-3, filed with the Commission on November 21, 1995.

        (b)      Form of Series B Preferred Stock Certificate*

        (c)      Certificate of Determination and Decrease for Series B
                 Preferred Stock.*

        (d)      Form of Series C Preferred Stock Certificate

        (e)      Certificate of Determination for Series C
                 Preferred Stock

       5(a)      Opinion of Troy & Gould Professional Corporation

      23(a)      Consent of Deloitte & Touche, LLP (contained in
                 Part II)

        (b)      Consent of Troy & Gould Professional Corporation
                 (contained in Exhibit 5(a)).

      24(a)      Power of Attorney (contained in Part II)*

*    Previously filed.